Exhibit 1

                With Exchange



$200,000.00, New York, N.Y., March 14, 1997

     ON March 14, 2002 after date I promise to pay to the order of Barry R. Steinberg the sum of TWO HUNDRED THOUSAND and 00/100 DOLLARS

Payable at 13 Harbour Point Drive, Northport, NY 11768

     Interest, at the rate of seven and one-half (7 1/2%) percent per annum, shall be due and payable on the remaining Principal Balance, if any, on the following dates:

     March 14, 1998;  March 14, 1999;  March 14, 2000; March 14, 2001; March 14,
     2002.

     This is Note No. 1 of series of 1 Note. Upon default in the payment of this Note or of any other Note or Notes of the maker or any endorser or guarantor hereof, held or acquired by holder hereof, all of the aforesaid Notes shall immediately become due and payable in the event such default is not cured within ten (10) days after the forwarding of a written notice of such default, forwarded Certified Mail, Return Receipt, to the Maker.

     The makers, endorser and guarantors of this Note hereby waive presentment for payment, demand for payment, notice of non-payment and dishonor, protest and notice of protest; waive trial by jury in any action or proceeding arising on, out of, under or by reason of this Note; consent to any renewals, extensions and partial payment of this Note or the indebtedness for which it is given without notice to them and consent that no such renewals, extensions or partial payments shall discharge any party hereto from liability in whole or in part.

     The within Note and the series of Notes of which this Note forms a part, shall become immediately due and payable in the event a petition under any provisions of the Bankruptcy Act or any other insolvency statute for any relief thereunder shall be filed by or against any maker, endorser or guarantor hereof. In the event this Note be not paid when due, and it be placed with an attorney for collection, the maker, makers, endorser and guarantors agree to pay all costs of collection, including an attorney's fee of 20% of the amount of this Note, which is hereby agreed to be just and reasonable and which shall be added to the amount due under this Note and shall be recoverable with the amount due under this Note and shall be a lien on any collateral securing this Note. In the event any endorser or guarantor of this Note shall pay the amount of the same to the holder thereof at maturity and thereafter shall place the same with an attorney for collection against the maker, makers, prior endorser, guarantors, or any of them, then the maker, makers, prior endorser, guarantors, or any of them, agree to pay to the said endorser or guarantor all costs of collection, including an attorney's fee of 20%, which is hereby agreed to be just and reasonable and which shall be added as above provided to the amount due under this Note.

Value Received-Interest at
7-1/2 percent per annum
                                                 /s/ Ilene D. Steinberg
                                                    ILENE STEINBERG